Knight Energy Corp. Announces 28% increase in PV-10
from Proved Reserves

Dallas, TX., September 25, 2008 (Marketwire) - Knight Energy Corp. (“Knight”) (OTC: KNEC) (Frankfurt IG1A.F) is pleased to announce that the present value, as of July 31, 2008, of the estimated cash flow from its estimated proved oil and gas reserves, discounted at 10% per year ("PV-10"), has increased approximately 28% from its PV-10 as of December 31, 2007.

Based on a report prepared by Pinnacle Energy Services, LLC, an independent petroleum engineering consulting firm, as of July 31, 2008, Knight’s estimated proved reserves are 1,213,000 cubic feet of natural gas and 170,000 BBLS of oil, with a PV-10 of $10,271,000, based on a price per barrel and price per mcf of $100.00 and $8.00, respectively, as of July 31, 2008. The estimated proved reserves as of December 31, 2007 were 814,620,000 cubic feet of natural gas, and 165,000 BBLS of oil, with a PV-10 of $8,011,000, based on a price per barrel and price per mcf of $89.73 and $8.49, respectively, as of December 31, 2007. The $10,271,000 is net of royalties, drilling costs, operating expenses and state taxes. These estimates include only proved reserves.

William J. Bosso, Chief Executive Officer of Knight, commented, "We continue to be very encouraged by our progress as a producing oil and gas drilling and exploration company, and the results we have achieved to date. We plan to continue to drill on our oil and gas leases and to keep the markets informed of our progress."

About Knight Energy Corp.

Knight Energy Corp. (“Knight”) was formed in March 2006 for the purpose of operating and developing energy-related businesses and assets.  The Company, together with its wholly-owned subsidiary, Charles Hill Drilling, Inc., owns oil and gas leases covering 1,240 acres in Stephens and Eastland Counties, Texas, and it has the right of first refusal on approximately 2,900 more acres in the same area. The Company also owns three drilling rigs and approximately 1,000 undeveloped oil and gas leasehold acres in the Salt Creek Prospect area of Oklahoma.

As of August 31, 2008, Knight had a 100% working interest in 24 producing oil and/or gas wells, with seven additional wells awaiting completion. The Company is currently reviewing further acquisitions and investments in the oil and gas industry as well as other energy related businesses and assets.  Additional information is available at Knight’s website at www.knightenergycorp.com.

Forward-Looking Statements:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining oil and gas prices and other economic factors. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. Factors that may impact the Company’s success are more fully disclosed in the Company’s most recent public filings with the U.S. Securities and Exchange Commission, and potential investors should independently investigate and fully understand all risks before making investment decisions.

Contact
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William J. Bosso
Chief Executive officer
Knight Energy Corp.
770-777-6795
wbosso@comcast.net
www.knightenergycorp.com
[c] 2008 Knight Energy Corp. All rights reserved.